Exhibit 99.2

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports Second Quarter 2013 Financial Results

Company to Host Conference Call Today, July 31, 2013, at 11:00 AM ET

ST. PAUL, Minnesota, July 31, 2013 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced financial results for the three and six months ended June 30, 2013.

For the three months ended June 30, 2013, the Company reported a net loss of $6.3 million, or $0.11 per share, including $1.5 million of stock based compensation expense. Research and development expenses were $2.7 million and general and administrative expenses were $3.4 million. For the six months ended June 30, 2013, the Company reported a net loss of $12.9 million, or $0.25 per share, including $2.8 million of stock based compensation expense. Operating expenses were primarily associated with the cost of supporting multiple ongoing clinical trials, including the ReCharge Study, the Company’s international commercialization efforts, the Company’s Premarket Approval (PMA) application for FDA approval of VBLOC® vagal blocking therapy in obesity, and the continued development of VBLOC Therapy delivered through the Company’s Maestro® Rechargeable System. On June 30, 2013, the Company’s cash, cash equivalents, restricted cash and short-term investments totaled $23.3 million.

“In the second quarter, EnteroMedics successfully submitted its PMA application to the FDA for commercialization of the Maestro Rechargeable System in the United States and, as recently announced, the PMA application has been accepted by the FDA for review and filing,” said Greg S. Lea, Senior Vice President, Chief Financial Officer and Chief Operating Officer. “This key milestone puts us one step closer to delivering an important new treatment option to individuals with obesity.”

Conference Call Details

The second quarter conference call may be accessed by dialing (877) 280-7473 (U.S. and Canada) or (707) 287-9370 (international), and entering passcode 23024499. A replay of the call will be available from July 31, 2013 at 2:00 PM Eastern Time through October 22, 2013 at 11:59 PM Eastern Time by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) and entering passcode 23024499.

To access the live webcast, visit the events page of the investor relations section of EnteroMedics’ website at www.enteromedics.com. A replay of the webcast will be available immediately after the conference call.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. EnteroMedics’ proprietary technology, VBLOC® vagal blocking therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. VBLOC allows people with obesity to take a positive path towards weight loss, addressing the lifelong challenge of obesity and its comorbidities without sacrificing wellbeing or comfort. EnteroMedics’ Maestro Rechargeable System has received CE Mark and is listed on the Australian Register of Therapeutic Goods.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial regulatory approval for our Maestro® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our preliminary findings from our EMPOWER™ and ReCharge pivotal trials; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 7, 2013. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution—Investigational device. Limited by Federal (United States) law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risks generally associated with laparoscopic procedures and those related to treatment as described in the ReCharge clinical trial informed consent.

(See attached tables)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Sales	$—	$188	$—	$312
Cost of goods sold	—	146	—	232

Gross profit	—	42	—	80

Operating expenses:
Research and development	2,712	2,230	5,445	4,940
Selling, general and administrative	3,359	2,542	6,945	5,356

Total operating expenses	6,071	4,772	12,390	10,296

Operating loss	(6,071)	(4,730)	(12,390)	(10,216)
Other income (expense), net	(252)	(224)	(514)	(371)

Net loss	$(6,323)	$(4,954)	$(12,904)	$(10,587)

Net loss per share—basic and diluted	$(0.11)	$(0.13)	$(0.25)	$(0.28)

Shares used to compute basic and diluted net loss per share	55,618	38,668	51,281	37,712

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30,	December 31,
	2013	2012
ASSETS
Cash, cash equivalents and short-term investments	$23,088	$22,309
Restricted cash	200	200
Inventory	1,358	1,271
Prepaid expenses and other current assets	624	624
Property and equipment, net	564	610
Other assets	1,047	1,082

Total assets	$26,881	$26,096

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$227	$341
Debt	8,784	9,684
Other liabilities	4,028	4,196

Total liabilities	13,039	14,221
Stockholders’ equity	13,842	11,875

Total liabilities and stockholders’ equity	$26,881	$26,096

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